Exhibit 10.1

PRIMO WATER CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN

1.            Name.This plan shall be known as the Primo Water Corporation Executive Deferred Compensation Plan (the “Plan”).

2.            Purpose and Intent. Primo Water Corporation (the “Company”) establishes the Plan for the purposes of providing certain employees with the opportunity to defer payment of a portion of awards payable under the Primo Water Corporation Amended and Restated Value Creation Plan (the “VCP”) in the form of Stock Units (defined below). It is the intent of the Company that amounts deferred under the Plan shall not be taxable to the employee for income tax purposes until the time actually received by the employee. The provisions of the Plan shall be construed and interpreted to effectuate that intent.

3.            Definitions. For purposes of the Plan, the following terms have the following meanings:

(a)            “Acceleration Event” means, with respect to a Participant with an Account under the Plan, the occurrence of any of the following: (1) the Participant’s death, (2) the Participant’s Disability, or (3) the Participant attaining age 75.

(b)            “Account” means the account established and maintained on the books of the Company to record a Participant’s interest under the Plan, measured in Stock Units, attributable to amounts credited to the Participant pursuant to the Plan.

(c)            “Award” means, with respect to a Participant, any incentive award payable to the Participant pursuant to the VCP, provided such incentive award is payable prior to the date of the Participant’s Termination of Employment.

(d)            “Beneficiary” means any person or trust designated by a Participant in accordance with procedures adopted by the Plan Administrator to receive the Participant’s Account in the event of the Participant’s death. If the Participant does not designate a Beneficiary, the Participant’s Beneficiary is his or her spouse, or if not then living, his or her estate.

(e)            “Board” means the Board of Directors of the Company.

(f)             “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

(g)            “Committee” means Compensation Committee of the Board.

(h)            “Common Stock” means the common stock of the Company.

(i)             “Disability” means that a Participant is: (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (2) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (c) determined to be totally disabled by the Social Security Administration.

(j)             “Eligible Employee” means an Employee designated as an Eligible Employee pursuant to Section 5(a).

(k)            “Employee” means an individual employed by the Company.

(l)             “Fair Market Value” shall have the meaning set forth in the Stock Plan.

(m)           “In-Service Account” means a Payment Sub-Account for a Participant established based on the Participant’s payment election under Section 6(a) providing for scheduled, in-service payments, comprised of deferrals for a Plan Year to which the payment election relates as adjusted in accordance with Section 5(e).

(n)            “Participant” means an Eligible Employee who has elected to defer compensation under the Plan as provided in Section 5(b).

(o)            “Payment Sub-Account” means a portion of a Participant’s Account established by the Plan Administrator to facilitate the administration of distributions under the Plan, including without limitation Payment Sub-Accounts representing (i) an In-Service Account and (ii) a Post-Service Account.

(p)            “Plan Administrator” means the Committee, or such other committee as determined by the Board.

(q)            “Plan Year” means the calendar year.

(r)             “Post-Service Account” means a Payment Sub-Account for a Participant established based on the Participant’s payment election under Section 6(a) providing for payments commencing following the Participant’s Termination of Employment, comprised of deferrals for a Plan Year to which the payment election relates as adjusted in accordance with Section 5(e).

(s)            “Section 409A” means Section 409A of the Code.

(t)            “Stock Plan” means the Primo Water Corporation Amended and Restated 2010 Omnibus Long-Term Incentive Plan, as it may be amended from time to time, and any successor plan thereto.

(u)            “Stock Unit” means a unit having a value as of a given date equal to the Fair Market Value of one (1) share of Common Stock on such date.

(v)            “Termination of Employment” means a Participant’s “separation from service” with the Company within the meaning of Section 409A and any related administrative policies of the Company.

4.            Administration. The Plan Administrator shall be responsible for administering the Plan. The Plan Administrator shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Plan Administrator shall have the power to construe and interpret the Plan and to determine all questions that arise thereunder. The Plan Administrator shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Plan Administrator may appoint any agents that it deems necessary for the effective performance of its duties, and may delegate to those agents those powers and duties that the Plan Administrator deems expedient or appropriate that are not inconsistent with the intent of the Plan. All decisions of the Plan Administrator upon all matters within the scope of his or its authority shall be made in the Plan Administrator’s sole discretion and shall be final and conclusive on all persons, except to the extent otherwise provided by law.

5.            Eligibility, Deferrals, Vested Status, Account Adjustments.

(a)            Eligibility. For each Plan Year, each Employee who is then eligible to participate in the VCP shall be an Eligible Employee for the Plan Year, unless otherwise determined by the Committee; provided, however, that the determination of Eligible Employees shall be made consistent with the requirement that the Plan be a “top hat” plan for purposes of the Employee Retirement Income Security Act of 1974, as amended. An Employee designated as an Eligible Employee with respect to one Plan Year need not be designated as an Eligible Employee for any subsequent Plan Year.

(b)            Elections to Defer. Unless otherwise determined by the Plan Administrator with respect to a Plan Year, a person who is an Eligible Employee for a Plan Year may elect to defer from ten percent (10%) to one hundred percent (100%), in five percent (5%) increments, of the Eligible Employee’s Award that becomes earned based on Company performance for the Plan Year as provided under the VCP (after all required deductions and withholdings). Elections to defer Awards for a Plan Year must be made before the first day of the Plan Year; provided, however, that (1) a newly hired or promoted Eligible Employee who first becomes eligible to participate in the Plan after the start of a Plan Year may make a deferral election within thirty (30) days after first becoming eligible to participate in the Plan if and to the extent so notified by the Plan Administrator in its discretion, with respect to the pro-rated portion of the total Award payable for that Plan Year that is attributable to the Participant’s service with the Company rendered after the date the Participant makes a deferral election for that Plan Year to the extent required by Section 409A; and (2) if the Plan Administrator determines that Awards qualify as “performance-based compensation” under Section 409A, the Plan Administrator may in its discretion permit deferral elections to be made as late as June 30 of the Plan Year in accordance with and subject to the requirements of Section 409A. All elections made under this Section 5(b) shall be made in writing on a form, or pursuant to other electronic or non-written procedures, as may be prescribed from time to time by the Plan Administrator and shall be irrevocable for the Plan Year. An election to defer made by an Eligible Employee with respect to any Award payable for a Plan Year shall not automatically apply with respect to any Award payable for any subsequent Plan Year. Amounts deferred under the Plan shall not be taken into account for purposes of determining contributions or allocations under the Company’s tax-qualified 401(k) plan.

(c)            Fully Vested Status. Participants shall be fully vested at all times in their Account.

(d)            Establishment of Accounts. The Company shall establish and maintain on its books an Account for each Participant employed by the Company. Each Account shall be designated by the name of the Participant for whom established. The amount to be deferred under Section 5(b) for a given Plan Year shall be credited to a separate Payment Sub-Account within the Participant’s Account, designated by the applicable Plan Year. Such credit to the Payment Sub-Account shall be made as of the date such amount would have otherwise been paid to the Participant but for the Participant’s deferral election. The amount credited to each Payment Sub-Account shall be in the form of Stock Units, with the number of Stock Units (whole and fractional) equal to the number of shares of Common Stock deferred under the VCP by the Participant on the applicable deferral date.

(e)            Account Adjustments for Deemed Investment in Stock Units. Each Payment Sub-Account shall be credited with additional whole or fractional Stock Units for cash dividends paid on the Common Stock based on the number of Stock Units in the Payment Sub-Account on the applicable dividend record date and calculated based on the Fair Market Value of the Common Stock on the applicable dividend payment date. Each Payment Sub-Account shall also be equitably adjusted as determined by the Committee in the event of any stock dividend, stock split or similar change in the capitalization of the Company, in the manner described in Section 15.1.1 of the Stock Plan.

6.            Distribution Provisions.

(a)            Payment Elections. A Participant shall elect the form of payment that shall apply to the deferrals for a Plan Year coincident with the deferral elections under Section 5(b) for such Plan Year. The Plan Administrator shall determine whether a single payment election shall be made for all such deferrals for the Plan Year or whether the election may be split among the available payment options. Except as otherwise determined by the Plan Administrator at the time elections are made and subject to the provisions of the Plan, including acceleration of payments upon an Acceleration Event pursuant to Section 6(g), there shall be two payment options available to a Participant: a Post-Service Account and an In-Service Account.

(1)            Post-Service Account. The balance of a Participant’s Post-Service Account shall be payable to the Participant commencing on or as soon as administratively practicable (but not more than 30 days) after the beginning of the seventh month following the Participant’s Termination of Employment. At the time the Participant first elects deferrals to be credited to the Post-Service Account, the Participant shall also elect the form of payment of the Post-Service Account from the following options, which election shall become irrevocable and shall apply to all future deferrals of the Participant credited to the Post-Service Account, except as otherwise expressly provided by the Plan:

(A)            Lump Sum. The balance of the Post-Service Account as of the applicable payment date as determined by the Plan Administrator shall be payable in a single payment.

(B)            Installments. The balance of the Post-Service Account shall be payable in annual installments over a period of two (2) to ten (10) years (or such other maximum period of years as determined by the Committee), as selected by the Participant, with the amount of each installment determined under Section 6(c).

(2)            In-Service Account. The balance of a Participant’s In-Service Account shall be payable to the Participant commencing on or as soon as administratively practicable (but not more than 30 days) after January 1 of the specified year selected by the Participant (the “Payment Year”), which Payment Year cannot be later than the year in which the Participant will attain age 75; provided, however, that the Committee may permit a Participant to elect to have payment(s) commence earlier if the Participant has a Termination of Employment before January 1 of the Payment Year, in which case payment shall commence as soon as administratively practicable (but not more than 30 days) following the beginning of the seventh month following the Participant’s Termination of Employment, in accordance with the distribution method elected for this earlier payment by the Participant. In order for a Participant to be eligible to elect deferrals to be credited to an In-Service Account, the Plan Administrator may, at the time of the election, require a minimum period of deferral. At the time the Participant first elects deferrals to be credited to an In-Service Account for a given Payment Year, the Participant shall also elect the form of payment of the In-Service Account from the following options, which election shall become irrevocable and shall apply to all future deferrals of the Participant credited to the In-Service Account for that Payment Year, except as otherwise expressly provided by the Plan:

(A)            Lump Sum. The balance of the In-Service Account as of the applicable payment date as determined by the Plan Administrator shall be payable in a single payment.

(B)            Installments. The balance of the In-Service Account shall be payable in annual installments over a period of two (2) to ten (10) years (or such other maximum period of years as determined by the Committee), as selected by the Participant, with the amount of each installment determined under Section 6(c).

(3)            Default Election. If a Participant makes a deferral election for a Plan Year but fails to elect a method of payment for such deferrals, the Participant shall be deemed to have elected such deferrals to be credited to the Participant’s Post-Service Account, and if the Participant has not previously elected deferrals to be credited to the Post-Service Account, the Participant shall be deemed to have elected the lump sum form of payment for the Post-Service Account payable at the beginning of the seventh month following the Participant’s Termination of Employment.

(b)            Subsequent Changes to Payment Elections.

(1)            A Participant may make an election to change the form of payment (i.e., lump sum or permitted number of installments) of the Participant’s Post-Service Account only if (i) such election is made at least twelve (12) months prior to the date the payment of the Post-Service Account would have otherwise commenced, and (ii) the effect of such election is to defer the commencement of such payment by at least five (5) years.

(2)            A Participant may change the timing or form of the fixed date payment elected with respect to an In-Service Account only if (i) such election is made at least twelve (12) months prior to the date the payment of the In-Service Account would have otherwise commenced, and (ii) the effect of such election is to defer the specified fixed date for such payment by at least five (5) years (i.e., such election will not change the timing or form of the payment for the In-Service Account due to Termination of Employment occurring before the applicable fixed date).

(3)            The Plan Administrator may in its discretion determine whether a Participant will be permitted to make any elections under this Section 6(b) or to limit the number of any such elections permitted for a Participant.

(c)            Installments. If amounts are payable to a Participant in the form of annual installments, the first annual installment shall be paid commencing per the applicable election set forth in Section 6(a) and each subsequent annual installment shall be paid on or about the anniversary of the first installment. The amount payable on each payment date shall be equal to the balance of the applicable Payment Sub-Account on the applicable payment date as determined by the Plan Administrator divided by the number of remaining installments (including the installment then payable).

(d)            Acceleration of Payment Due to Death, Disability, or Attainment of Age 75. If an Acceleration Event occurs before all payments to the Participant under the Plan have been made, the Participant’s Account shall be payable to the Participant or his or her Beneficiary in a single payment as soon as administratively practicable (but not more than 90 days) after the Acceleration Event, in an amount equal to the balance of the Participant’s Account on the applicable payment date as determined by the Plan Administrator.

(e)            Withdrawals on Account of an Unforeseeable Emergency. A Participant who is in active service with the Company may, if permitted by the Plan Administrator, receive a refund of all or any part of the amounts previously credited to the Participant’s Account in the case of an “unforeseeable emergency.” A Participant requesting a payment pursuant to this Section 6(e) shall have the burden of proof of establishing, to the Plan Administrator’s satisfaction, the existence of an “unforeseeable emergency,” and the amount of the payment needed to satisfy the same. In that regard, the Participant must provide the Plan Administrator with such financial data and information as the Plan Administrator may request. If the Plan Administrator determines that a payment should be made to a Participant under this Section 6(e), the payment shall be made within a reasonable time after the Plan Administrator’s determination of the existence of the “unforeseeable emergency” and the amount of payment so needed. As used herein, the term “unforeseeable emergency” means a severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that constitute an “unforeseeable emergency” shall depend upon the facts of each case, but, in any case, payment may not be made to the extent that the hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Examples of what are not considered to be “unforeseeable emergencies” include the need to send a Participant’s child to college or the desire to purchase a home. Withdrawals of amounts because of an “unforeseeable emergency” may not exceed an amount reasonably needed to satisfy the emergency need.

(f)            Other Payment Provisions. To be effective, any elections under this Section 6 shall be made on such form, at such time and pursuant to such procedures as determined by the Plan Administrator in its sole discretion from time to time. Any deferral or payment hereunder shall be subject to applicable payroll and withholding taxes. In the event any amount becomes payable under the provisions of the Plan to a Participant, Beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person’s fiduciary (or attorney-in-fact in the case of an incompetent) as the Plan Administrator, in its sole discretion, may decide, and the Plan Administrator shall not be liable to any person for any such decision or any payment pursuant thereto. In accordance with and subject to the requirements of Section 409A, the Plan Administrator may require a Participant’s Account to be paid in a lump sum upon Termination of Employment, notwithstanding any prior payment elections by the Participant, if the entire balance of the Participant’s Account as of the date of Termination of Employment is less than an amount specified by the Plan Administrator not to exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code for such year.

(g)            Payment Amount. In the case of any payment due to a Participant under this Section 6, payment shall be made in the form of a number of shares of Common Stock equal to the number of Stock Units payable to the Participant, determined as of a business day preceding payment under administrative procedures established by the Company. Shares of Common Stock shall be issued pursuant to the Stock Plan or otherwise issued in a manner compliant with state and federal securities laws and regulations, securities exchange requirements, and all other applicable laws.

7.            Amendment, Modification and Termination of the Plan. The Board shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that no amendment or termination may reduce the amount actually credited to a Participant’s Account on the date of the amendment or termination, or further defer the due dates for the payment of the amounts, without the consent of the affected Participant. Notwithstanding any provision of the Plan to the contrary but subject to the requirements of Section 409A, in connection with any termination of the Plan the Committee shall have the authority to cause the Accounts of all Participants (and Beneficiaries of any deceased Participants) to be paid in a single payment as of a date determined by the Committee or to otherwise accelerate the payment of all Accounts in such manner as the Committee determines in its discretion.

8.            Claims Procedures. Claims for benefits under the Plan shall be addressed pursuant to the claims procedures applicable under the Company’s tax-qualified 401(k) plan. Any decision pursuant to such claims procedures shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

9.            Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the Plan Administrator and any Employee to whom the duties of the Plan Administrator may be delegated from and against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Plan Administrator or any such Employee.

10.         Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of Delaware, except to the extent such laws are preempted by the laws of the United States of America.

11.         Compliance With Section 409A. The Plan and any payments provided hereunder are intended to comply with Section 409A. The Plan shall in all respects be interpreted, operated, and administered in accordance with this intent. Payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments provided under the Plan to be made upon a termination of service that constitute deferred compensation subject to Section 409A shall only be made if such termination of service constitutes a “separation from service” under Section 409A. The Company makes no representations or warranties that the payments provided under the Plan comply with, or are exempt from, Section 409A, and in no event shall the Company be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.

12.         Miscellaneous. A Participant’s rights and interests under the Plan may not be assigned or transferred by the Participant. In that regard, no part of any amounts credited or payable hereunder shall, prior to actual payment, (i) be subject to seizure, attachment, garnishment or sequestration for the payment of debts, judgments, alimony or separate maintenance owed by the Participant or any other person, (ii) be transferable by operation of law in the event of the Participant’s or any person’s bankruptcy or insolvency or (iii) be transferable to a spouse as a result of a property settlement or otherwise. The Plan shall be an unsecured and unfunded arrangement. To the extent the Participant acquires a right to receive payments from the Company under the Plan, the right shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained herein may be deemed to create a trust of any kind or any fiduciary relationship between the Company and any Participant. Designation as an Eligible Employee or Participant in the Plan shall not entitle or be deemed to entitle the person to continued employment with the Company. The Plan shall be binding on the Company and any successor in interest of the Company.